UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

_______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2020

_______________________

ULTA BEAUTY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33764	38-4022268
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Remington Blvd., Suite 120,
Bolingbrook, Illinois 60440

(Address of principal executive offices, including ZIP code)

(630) 410-4800

(Registrant’s telephone number, including area code)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ULTA	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

      Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 8.01  Other Events.

In 2019, Ulta Beauty, Inc. (“Ulta Beauty” or the “Company”), the largest beauty retailer in the United States, announced plans to expand internationally with an initial launch into Canada. Ulta Beauty continues to believe international markets provide a long-term growth opportunity for the Company. However, given the current operating environment, the Company has decided at this time to prioritize growth of its U.S. operations and is suspending its planned expansion to Canada. As previously announced, the Company has identified investment opportunities to support continued profitable growth in the U.S., including expansion of its omnichannel capabilities; improvements to support guest experience and discovery; market share growth in key merchandising categories; increased loyalty and personalization efforts; and new store openings.

Investments to support the expansion into Canada have largely been limited to early-stage infrastructure buildout and lease obligations for a small number of stores. In conjunction with this decision, the Company expects to incur costs in the range of $55 million to $65 million, the majority of which will be recognized in fiscal 2020.

Additionally, the Company has repaid the outstanding borrowings under its revolving credit facility. As previously disclosed, on March 18, 2020, as a precautionary measure and to enhance financial flexibility, the Company drew down $800 million under its revolving credit facility. On September 2, 2020, the Company repaid the $800 million of borrowings that were outstanding under the facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTA BEAUTY, INC.

Dated: September 23, 2020	By:	/s/ Jodi J. Caro
Jodi J. Caro
General Counsel, Chief Compliance Officer and Corporate Secretary